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                                                                   Exhibit 99.3

                               Offer to Exchange
                     Floating Rate Exchange Notes due 2003
                 (Registered under the Securities Act of 1933)
                          for Any and All Outstanding
                         Floating Rate Notes due 2003
                                      and
                        5.375% Exchange Notes due 2006
                 (Registered under the Securities Act of 1933)
                          for Any and All Outstanding
                             5.375% Notes due 2006
                                      of
                              CELLCO PARTNERSHIP
                                      and
                         VERIZON WIRELESS CAPITAL LLC

To Our Clients:

   Enclosed is a Prospectus, dated       , 2002, of Cellco Partnership, a
Delaware general partnership, and Verizon Wireless Capital LLC, a Delaware limited liability company (collectively, the "Issuers"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Issuers to exchange their Floating Rate Exchange Notes due 2003 and 5.375% Exchange Notes due 2006 (collectively, the "New Securities"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Issuers' issued and outstanding Floating Rate Notes due 2003 (in the case of Floating Rate Exchange Notes due 2003) and 5.375% Notes due 2006 (in the case of 5.375% Exchange Notes due 2006) (collectively, the "Old Securities") upon the terms and subject to the conditions set forth in the Exchange Offer.

   Please note that the Exchange Offer will expire at 5:00 p.m., New York City
time, on       , 2002 unless extended.

   The Exchange Offer is not conditioned upon any minimum number of Old Securities being tendered.

   We are the holder of record and/or participant in the book-entry transfer facility of Old Securities held by us for your account. A tender of such Old Securities can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Securities held by us for your account.

   We request instructions as to whether you wish to tender any or all of the Old Securities held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

   Pursuant to the Letter of Transmittal, each holder of Old Securities will represent to the Issuers that (i) the holder is not an "affiliate" of either Issuer, (ii) any New Securities to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage in a distribution (within the meaning of the Securities
Act) of such New Securities.

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If the tendering holder is a broker-dealer that will receive New Securities for its own account in exchange for Old Securities, we will represent on behalf of such broker-dealer that the Old Securities to be exchanged for the New Securities were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                          Very truly yours,

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